Exhibit 3.1

WALTER INVESTMENT MANAGEMENT CORP.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Walter Investment Management Corp., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

Ditech Holding Corporation

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust, Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust, Incorporated, whose address is c/o The Corporation Trust, Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be nine, which number may be increased or decreased only by the Board of Directors, subject to Section 5.12(iii) hereof, pursuant to the Bylaws of the Corporation (the “Bylaws”), or in accordance with the terms of one or more classes or series of Preferred Stock (as defined below), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).

Section 5.2 Classification of Directors. The directors shall be classified, with respect to the terms for which they severally hold office, into three classes, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders occurring after the Effective Date (as defined below) (“Class I Directors”), another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders after the Effective Date (“Class II Directors”) and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders after the Effective Date (“Class

III Directors”), with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. To the extent possible, classes shall have the same number of directors.

During the period commencing on February 9, 2018 (the “Effective Date”) and terminating on the second anniversary of the Effective Date (the “Initial Period”), for so long as any Convertible Preferred Stock (as defined below) is issued and outstanding, (i) the holders of the Convertible Preferred Stock, voting separately as a class, shall be entitled to elect six directors (the “Preferred Stock Directors”), who shall serve as Class I and Class II directors, and (ii) the holders of Common Stock (as defined below), voting separately as a class, shall be entitled to elect three directors (the “Common Stock Directors”), who shall serve as Class III directors. During the Initial Period, for so long as any Convertible Preferred Stock is issued and outstanding, (x) the holders of Convertible Preferred Stock shall have no right to vote in the election or removal of, or filling of vacancies in, the Common Stock Directors, and (y) the holders of Common Stock shall have no right to vote in the election or removal of, or filling of vacancies in, the Preferred Stock Directors. After the earlier of the conclusion of the Initial Period or the date on which no Convertible Preferred Stock remains issued and outstanding, subject to the rights of holders of shares of one or more classes or series of Preferred Stock to elect or remove one or more directors, all directors shall be elected by holders of Common Stock and any other class or series of stock (including the Convertible Preferred Stock) entitled to vote together with the holders of Common Stock in the election of directors.

At the Effective Date, the names and classes of the directors who shall serve until their successors are duly elected and qualify are:

Name:	Class:
Thomas F. Marano	Class I
Thomas G. Miglis	Class I
Samuel T. Ramsey	Class I
David S. Ascher	Class II
John R. Brecker	Class II
Seth L. Bartlett	Class II
George M. Awad	Class III
Daniel G. Beltzman	Class III
Neal P. Goldman	Class III

Section 5.3 Nominations of Directors. During the Initial Period, (a) Preferred Stock Directors shall be nominated only by the Preferred Stock Directors then in office, and (b) the Common Stock Directors shall be nominated only by the Common Stock Directors then in office or the holders of Common Stock in accordance with the Bylaws. After the Initial Period, all directors shall be nominated by the Board of Directors or the stockholders in accordance with the Bylaws. No person shall be qualified to serve as a Preferred Stock Director or a Common Stock Director unless nominated in accordance with this Section 5.3.

Section 5.4 Director Vacancies. The Corporation has elected, pursuant to Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock or as set forth in this Section 5.4, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Notwithstanding the foregoing election, during the Initial Period, vacancies caused by the death, resignation, disqualification, removal or other cause of a Preferred Stock Director shall be filled by the remaining Preferred Stock Directors, with the Common Stock Directors having no right to vote thereon, and vacancies caused by the death, resignation, disqualification, removal or other cause of a Common Stock Director shall be filled only by the remaining Common Stock Directors, with the Preferred Stock Directors having no right to vote thereon; provided, however, that if a Preferred Stock Director vacancy or Common Stock Director vacancy is not filled by the remaining Preferred Stock Directors or Common Stock Directors, as applicable, within forty-five (45) days, such vacancy shall be filled by the affirmative vote of a majority of the directors remaining in office.

Section 5.5 Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors; provided, however, that during the Initial Period, only holders of Convertible Preferred Stock shall be entitled to vote on the removal of Preferred Stock Directors and only holders of Common Stock shall be entitled to vote on the removal of Common Stock Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.6 Extraordinary Actions. Except as specifically provided in Section 5.5 (relating to removal of directors) and Article VII (Amendments) of the charter of the Corporation (the “Charter”), or as may be set forth in the terms of one or more classes or series of Preferred Stock, notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any action by stockholders shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.7 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter, including the terms of any class or series of Preferred Stock, or the Bylaws.

Section 5.8 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 of the Charter or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.9 Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and the Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors or in accordance with the Bylaws, provide such indemnification and advance for expenses to any employee or agent of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise. Neither the amendment nor repeal of this Section 5.9, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section 5.9, shall apply to or affect in any respect the applicability of this Section 5.9 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 5.10 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; any interpretation or determination to be made in accordance with Section 6.8; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.11 Corporate Opportunities. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more directors or officers of the Corporation.

Section 5.12 Required Approvals. From the Effective Date to and including August 9, 2019, the Corporation shall not, without the approval of at least seven (7) of the nine (9) members of the Board of Directors then in office, (i) sell all or substantially all of its assets, (ii) enter into any transaction pursuant to which a Change in Control (as defined below) would occur, (iii) increase or decrease the size of the Board of Directors, or (iv) amend, alter or repeal the provisions of Sections 5.2, 5.3, 5.4 or 5.5 of the Charter or this Section 5.12, whether by merger, consolidation or otherwise. For purposes of this Section 5.12, “Change in Control” means the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination) the result of which is that any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly, of more than 35% of the stock of the Corporation on a fully-diluted basis (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right).

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. (a) The Corporation has authority to issue 100,000,000 shares of stock, consisting of 90,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), including 100,000 shares of Convertible Preferred Stock, $.01 par value per share (“Convertible Preferred Stock”), having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption set forth in Exhibit A attached hereto and as may otherwise be specified in the Charter. The aggregate par value of all authorized shares of stock having par value is $1,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI of the Charter, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation (subject to the terms of the Convertible Preferred Stock), may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

(b) Upon the filing with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland (“SDAT”) of these Articles of Amendment and Restatement, all shares of Common Stock issued and outstanding immediately prior to the time when these Articles of Amendment and Restatement become effective are hereby automatically cancelled and extinguished.

Section 6.2 Common Stock. Except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time, into one or more classes or series of stock.

Section 6.4 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5 Action by Stockholders. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.6 Charter and Bylaws. The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

Section 6.7 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.7 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding.

Section 6.8 Restrictions on Transfer of Securities. To insure the preservation of certain tax attributes for the benefit of the Corporation and its stockholders, certain restrictions on the transfer or other disposition of Corporation Securities are hereby established as more fully set forth in this Section 6.8, including as the same may be modified in accordance with Section 6.8(g)(iii) below.

(a) Definitions. For purposes of this Section 6.8, the following terms shall have the meanings indicated below or as otherwise determined in accordance with Section 6.8(g)(iii) (and any references to any portions of Treasury Regulation section 1.382- 2T shall include any successor provisions):

“Agent” means an agent designated by the Board of Directors.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Convertible Preferred Stock, (iii) any other class of stock (unless exempted by the Board of Directors) issued by the Corporation after the date hereof and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation section 1.382-2T(f)(18) in the determination of the Board of Directors and disclosed in a Form 8-K with the Securities and Exchange Commission.

“Excess Securities” means Corporation Securities that are the subject of a Prohibited Transfer.

“Percentage Stock Ownership” means, with respect to any class of Corporation Securities, the percentage stock ownership interest in such class of any Person for purposes of Section 382 of the Tax Code as determined in accordance with Treasury Regulation sections 1.382-2T(g), (h), (j) and (k) and 1.382-4 (including, without limitation, the deemed exercise of options, warrants and other rights to acquire stock under certain circumstances); provided, that (1) for purposes of applying Treasury Regulation section 1.382-2T(k)(2) in connection with this Section 6.8, the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding Corporation Securities that would be attributed to any Person, (2)

for the sole purpose of determining the Percentage Stock Ownership of any entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation section 1.382-2T(h)(2)(i)(A), and (3) for the purposes of measuring a Person’s Percentage Stock Ownership of Common Stock prior to a conversion of all Convertible Preferred Stock, the denominator shall include the number of additional shares of Common Stock that would be outstanding if all currently outstanding shares of Convertible Preferred Stock had been converted.

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation section 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation section 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

“Prohibited Distributions” means any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Section 6.8.

“Restriction Release Date” means the earliest of:

(i) the repeal, amendment or modification of Section 382 of the Tax Code (and any comparable successor provision) in such a way as to render the restrictions imposed by Section 382 of the Tax Code no longer applicable to the Corporation;

(ii) the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available;

(iii) the date selected by the Board of Directors if the Board of Directors determines that it is in the best interests of the Corporation’s stockholders for the restrictions set forth in Section 6.8(b) to be removed or released; and

(iv) five (5) years from the Effective Date.

“Substantial Stockholder” means a Person with a Percentage Stock Ownership of 4.75% or more of any class of Corporation Securities or such other percentage as the Board of Directors may determine in accordance with Section 6.8(g)(iii).

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Tax Code, of the Corporation or any direct or indirect subsidiary thereof.

“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Transfer” means the acquisition or disposition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Corporation Securities, including an option within the meaning of Treasury Regulation section 1.382-4(d)(8), (ii) the exercise of any such pledge, right or option, (iii) any sale, assignment, conveyance or other disposition, or (iv) any other transaction treated under the applicable rules under Section 382 of the Tax Code as a direct or indirect acquisition or disposition (including the acquisition of an ownership interest in a Substantial Stockholder).

(b) Prohibited Transfers. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee of a Prohibited Transfer (a “Purported Transferee”) (i) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person (including any group of Persons) shall become a Substantial Stockholder (other than by reason of Treasury Regulation section 1.382-2T(j)(3) or any successor to such regulation), or (2) the Percentage Stock Ownership interest of any Substantial Stockholder shall be increased or (ii) if the transferor is a Substantial Stockholder that previously acquired Convertible Preferred Stock pursuant to Section 6.8(c)(i)(4)(C). Nothing in this Section 6.8 shall preclude the settlement of any transaction with respect to Corporation Securities entered into through the facilities of a national securities exchange; provided, however, that Corporation Securities and Persons involved in such transaction shall remain subject to the provisions of this Section 6.8 in respect of such transaction. Unless a transferor that is not described in Section 6.8(b)(ii) at the time of a Transfer has actual knowledge that the Transfer by it is prohibited by this Section 6.8, (x) such transferor shall have no liability to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such Transfer and the Corporation shall have no cause of action or rights against such transferor in respect of such losses or damages, and (y) such transferor shall have no liability to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Section 6.8.

(c) Exceptions; Authorized Transfers.

(i) The restrictions set forth in Section 6.8(b) shall not apply to an attempted Transfer (1) if the transferor or the transferee obtains the prior written approval of the Board of Directors in accordance with Section 6.8(c)(ii) below, (2) if such Transfer is made as part of: (A) certain transactions approved by the Board of Directors upon the consummation of which the acquirer will own at least a majority of the outstanding shares of Convertible Preferred Stock or Common Stock (determined for this purposes by assuming that all Convertible Preferred Stock has converted), (B) a tender or exchange offer by the Corporation to purchase Corporation Securities, (C) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, or (D) any optional or required redemption by the Corporation of a Corporation Security pursuant to the terms of such security, or (3) if the Transfer is a conversion, pursuant to its terms, of Convertible Preferred Stock into Common Stock, or (4) if the Transfer is solely of Convertible Preferred Stock received by the transferor in connection with that certain Prepackaged Chapter 11 Plan of Reorganization of the Corporation and Affiliate Co-Plan Proponents, dated November 6, 2017, who is, or on the Effective Date was, a Substantial Stockholder, and the transferee immediately prior to such Transfer either (A) is already a Substantial Stockholder, (B) has a Percentage Stock Ownership with respect to each class of Corporation Securities of zero, or (C) is not a Substantial Stockholder and has a Percentage Stock Ownership with respect to each class of Corporation Securities that is at its lowest point, but not zero, at any time during the shorter of (x) the period beginning after the Effective Date and (y) the prior three (3) years. For the avoidance of doubt, nothing in this Section 6.8 shall be taken to preclude or restrict the Corporation from issuing or redeeming shares, including to or from a Person who is or would be a Substantial Stockholder.

(ii) The restrictions contained in this Section 6.8 are for the purposes of reducing the risk that an “ownership change” (as defined in the Tax Code) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective application and effectiveness of these provisions, any Person who desires to effect an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 6.8(c). A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include: (1) the name, address and telephone number of the Requesting Person; (2) the number and Percentage Stock Ownership of Corporation Securities (by type) then beneficially owned by the Requesting Person; (3) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (4) a request that the Board of Directors authorize the Proposed Transaction pursuant to this Section 6.8(c). The Board of Directors shall endeavor to respond to each Request within ten (10) business days of receiving such Request; provided, however, that the failure of the Board of Directors to respond during such ten (10) business day period shall not be deemed to be a consent to the Transfer. The Board of Directors may authorize a Proposed Transaction unless the Board of Directors determines that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past transactions or contemplated transactions), would create a material risk that the Corporation’s Tax Benefits may be jeopardized. Any determination by the Board of Directors not to authorize a Proposed Transaction shall cause such Proposed Transaction to be deemed a Prohibited Transfer. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction. In addition, the Board of Directors may require an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board of Directors), in each case, as to such matters as the Board of Directors may reasonably determine with respect to the preservation of any Tax Benefits. Any Requesting Person who makes a Request to the Board of Directors shall reimburse the Corporation, within 30 days of demand therefor, for all reasonable out-of- pocket costs and expenses incurred by the Corporation with respect to any Proposed Transaction, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto. The Board of Directors may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance satisfactory to the Corporation providing for the reimbursement of such costs and expenses. Any authorization of the Board of Directors hereunder may be given prospectively or retroactively.

(iii) Notwithstanding the foregoing, the Board of Directors may determine that the restrictions set forth in Section 6.8(b) shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to this Section 6.8(c), subject to any conditions that the Board of Directors deems reasonable or appropriate in connection therewith. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.

(iv) The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Section 6.8 through any duly authorized committee, officers or agents of the Corporation.

(v) At the request of an investment advisor, financial advisor or any Person acting as an investment advisor or financial advisor that advises different Persons with respect to an investment relating to Corporation Securities (an “Investment Advisor”), the Corporation shall make available to the Investment Advisor a form of certification and, if the representations in such certification are provided in a manner reasonably acceptable to the Corporation, for purposes of applying this Section 6.8, the Corporation shall treat any such Persons for which the certifications are provided as not constituting an “entity” for purposes of Treasury Regulation section 1.382-3(a)(1) so long as (i) the representations therein continue to be true and accurate as if newly given (and as to any Person relying on such certification, such Person has no knowledge of any facts contrary to such representations) and (ii) if periodically requested by the Corporation to execute a new certification, the Investment Advisor complies with such request(s) without undue delay.

(d) Legend. The Board of Directors may require that any certificates representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain a conspicuous legend in substantially the following form, evidencing the restrictions set forth in this Section 6.8:

“THE CHARTER OF THE CORPORATION (THE “CHARTER”), CONTAINS CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CHARTER) OF CORPORATION SECURITIES (AS DEFINED IN THE CHARTER), INCLUDING COMMON STOCK AND CONVERTIBLE PREFERRED STOCK OF THE CORPORATION, WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF

DIRECTORS OF THE CORPORATION IF SUCH TRANSFER MAY AFFECT THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER AND ANY SUCCESSOR PROVISIONS) THAT IS TREATED AS OWNED BY A “SUBSTANTIAL STOCKHOLDER” AS DEFINED IN THE CHARTER. A COMPLETE AND CORRECT COPY OF THE CHARTER SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Section 6.8 for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

(e) Treatment of Excess Securities.

(i) No officer, employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any.

(ii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to Section 6.8(b)(i), then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange or other national securities exchange on which Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for Corporation Securities or otherwise would adversely affect the value of Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6.8(e)(iv) if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to Section 6.8(b)(ii), the purported transferor of such Prohibited Transfer (the “Purported Transferor”) shall, upon written demand by the Corporation, deliver to the Agent the sales proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible). If the Purported Transferee is determinable (other than with respect to a transaction entered into through the facilities of a national securities exchange) and any Excess Securities have not been resold, the Agent (after deducting amounts necessary to cover its costs and expenses incurred in connection with its duties hereunder) shall, to the extent possible, return the Excess Securities and Prohibited Distributions to the Purported Transferor, and shall reimburse the Purported Transferee from the sales proceeds received from the Purported Transferor (or the proceeds from the disposition of any non-cash consideration) for the cost of any Excess Securities. If the Purported Transferee is not determinable, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent (after deducting amounts necessary to cover its costs and expenses incurred in connection with its obligations hereunder) shall use the proceeds to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that, to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses, the Purported Transferor shall promptly fund such amounts upon demand by the Agent. Any remaining amounts held by the Agent shall be paid in accordance with Section 6.8(e)(iv)(C).

(iv) The Agent shall apply any proceeds or any other amounts received by it in accordance with Section 6.8(e)(ii) as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its obligations hereunder; (B) second, any remaining amounts shall be paid to the Purported

Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for Corporation Securities on the day before the Prohibited Transfer, (2) if Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the average of the highest bid and lowest asked prices, as such prices are reported by the relevant inter-dealer quotation service or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined by the Board of Directors in its discretion; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under section 501(c)(3) of the Tax Code (or any comparable successor provision) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.75% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.75% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under section 501(c)(3) of the Tax Code selected by the Board of Directors, such that no organization qualifying under section 501(c)(3) of the Tax Code shall be deemed to possess a Percentage Stock Ownership in excess of 4.74%. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6.8(e) inure to the benefit of the Corporation.

(v) In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Maryland law (“Securities,” and individually, a “Security”) but which would cause a Substantial Stockholder to violate a restriction on Transfers provided for in Section 6.8(b), the application of Sections 6.8(e)(ii), (iii) and (iv) shall be modified as described in this Section 6.8(e)(v). In such case, no such Substantial Stockholder shall be required to dispose of any interest that is not a Security, but such Substantial Stockholder and/or any Person whose ownership of Securities is attributed to such Substantial Stockholder shall (x) in the case of Section 6.8(e)(ii), be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Stockholder, following such disposition, not to be in violation of this Section 6.8, and (y) in the case of Section 6.8(e)(iii), follow the process as reasonably determined by the Board of Directors to cause such Substantial Stockholder to remedy or mitigate its violation of Section 6.8(b)(ii). Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and in the case of clause (x) in the preceding sentence, such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 6.8(e)(ii) and 6.8(e)(iv), except that the maximum aggregate amount payable either to such Substantial Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Stockholder or such other Person. The purpose of this Section 6.8(e)(v) is to extend the restrictions in Section 6.8(b), 6.8(e)(ii), and 6.8(e)(iii) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 6.8(e)(v), along with the other provisions of this Section 6.8, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(vi) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 6.8(e)(ii) or (iii), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 6.8(e)(vi) shall (A) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Section 6.8 to be void ab initio, or (B) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 6.8.

(vii) The Corporation shall make the written demand described in Section 6.8(e)(ii) or (iii), as applicable, within 30 days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that, if the Corporation makes such demand at a later date, the provisions of Section 6.8 shall apply nonetheless. No failure by the Corporation to act within the time periods set forth in Section 6.8(e) shall constitute a waiver or loss of any right of the Corporation under this Section 6.8.

(f) Obligation to Provide Information. At the request of the Corporation, any Person that is a beneficial, legal or record holder of Corporation Securities, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall provide such information as the Corporation may reasonably request in order to determine compliance with this Section 6.8 or the status of the Corporation’s Tax Benefits. In furtherance thereof, as a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide an affidavit containing such information as the Corporation may reasonably request in order to determine compliance with this Section 6.8 or the status of the Tax Benefits of the Corporation.

(g) Board Authority.

(i) The Board of Directors shall have the power to interpret or determine in its sole discretion all matters necessary for assessing compliance with this Section 6.8, including, without limitation, (i) the identification of Substantial Stockholders, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer, (iv) the Percentage Stock Ownership of any Substantial Stockholder, (v) whether an instrument constitutes a Corporation Security, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of Section 6.8(e)(iv), and (vii) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Section 6.8.

(ii) In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Section 6.8 for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Section 6.8.

(iii) Nothing contained in this Section 6.8 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons covered by this Section 6.8, (B) modify the definitions of any terms set forth in this Section 6.8 or (C) modify the terms of this Section 6.8 as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Tax Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing of a certificate of notice with the SDAT.

(iv) In the case of an ambiguity in the application of any of the provisions of this Section 6.8, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Section 6.8 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 6.8. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Section 6.8.

(h) Reliance. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(i) Benefits of this Section 6.8. Nothing in this Section 6.8 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Section 6.8. This Section 6.8 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(j) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Section 6.8, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

Section 6.9 No Non-Voting Equity. The Corporation shall not issue nonvoting equity securities; provided, however the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in the Charter in compliance with Section 1123(a)(6) of the Bankruptcy Code.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Notwithstanding the aforementioned, (i) any amendment to any provision of Article V (in each case, by merger, consolidation or otherwise) that would alter or change the rights, preferences or privileges of the (a) Convertible Preferred Stock so as to affect it adversely as a class will not be effective without the affirmative vote of at least two-thirds of the holders of Convertible Preferred Stock, voting as a separate class, and (b) Common Stock so as to affect it adversely as a class will not be effective without the affirmative vote of at least two-thirds of the holders of Common Stock, voting separately as a class, and (ii) any amendment to Sections 5.5 and 5.9, Article VIII or this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The foregoing amendment and restatement of the charter of the Corporation was carried out pursuant to Section 3-301 of the Maryland General Corporation Law. The amendment and restatement of the charter of the Corporation was (i) approved by the Board of Directors on February 9, 2018, and (ii) carried out pursuant to that certain Prepackaged Chapter 11 Plan of Reorganization of Walter Investment Management Corp. and Affiliate Co-Plan Proponents, dated November 6, 2017, and confirmed by order of the United States Bankruptcy Court for the Southern District of New York and entered on January 18, 2018 in the Chapter 11 reorganization proceedings of the Corporation pending as In re Walter Investment Management Corp. (Case No. 17-13446). No approval by the stockholders of the Corporation is required pursuant to Section 3-301(a) of the Maryland General Corporation Law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 9th day of February, 2018.

ATTEST:	WALTER INVESTMENT MANAGEMENT CORP.

/s/ John J. Haas	By:	/s/ Anthony N. Renzi (SEAL)
Secretary		President and Chief Executive Officer

EXHIBIT A

CONVERTIBLE PREFERRED STOCK

Under a power contained in the charter (the “Charter”) of Walter Investment Management Corp., a Maryland corporation (the “Corporation”), the Board of Directors of the Corporation classified and designated 100,000 shares of the Preferred Stock, $.01 par value per share (as defined in the Charter), as shares of Convertible Preferred Stock, par value $.01 per share (the “Convertible Preferred Stock”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth below, which upon any restatement of the Charter, shall be deemed to be part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

1. Number of Shares and Designation. This series of Preferred Stock shall be classified and designated as Convertible Preferred Stock, par value $.01 per share, and 100,000 shall be the number of shares of Preferred Stock constituting such series.

2. Definitions; Interpretation.

(a) As used with respect to the terms of the Convertible Preferred Stock set forth herein, the following capitalized terms shall have the following meanings:

“Additional Shares” has the meaning set forth in Section 8(c).

“Adjustment Event” has the meaning set forth in Section 6(d).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation with any third party or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation to a third party of all or substantially all of its assets or by the Corporation and/or any of its subsidiaries of assets constituting all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis.

“Business Day” means each day that is not a Legal Holiday.

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“Bylaws” means the bylaws of the Corporation.

“Change of Control” shall mean a Change of Control (as defined in that certain indenture governing the 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 by and among the Corporation, the Subsidiary guarantors named therein, and Wilmington Savings Fund Society, FSB as Trustee and Collateral Agent, dated as of February 9, 2018 as in effect on the Effective Date.

“Charter” has the meaning assigned to such term in the introductory paragraph hereto.

“Close of Business” shall mean 5:00 p.m. in the city of New York, New York.

“Common Stock” means, collectively, all classes and series of the Corporation’s common stock, par value $.01 per share.

“Compounding Date” means each March 31st, June 30th, September 30th and December 31st following the Effective Date.

“Corporation” has the meaning assigned to such term in the introductory paragraph hereto.

“Constituent Document” has the meaning set forth in Section 6(d)(ii).

“Conversion Event” means the occurrence of (i) the Mandatory Conversion Date, (ii) a Qualified Change of Control or (iii) a Pricing Event.

“Conversion Multiple” means 144.9750, subject to adjustment as provided in Section 6(d)(i).

“Convertible Preferred Stock” has the meaning assigned to such term in the introductory paragraph hereto.

“Convertible Preferred Stock Certificate” means one or more certificates evidencing ownership of a share or shares of Convertible Preferred Stock.

“Conversion Price” means 8.6975, subject to adjustment as provided in Section 6(d)(i), as of the Effective Date.

“Effective Date” shall mean February 9, 2018.

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“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including any and all partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Exercise Notice” has the meaning set forth in Section 8(c).

“General Optional Conversion Closing Date” has the meaning set forth in Section 6(b)(iv)(A).

“General Optional Conversion Right” has the meaning set forth in Section 6(b)(i).

“Governmental Authority” means the government of the U.S. and any state thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers thereof.

“Holder” means the Person in whose name a Convertible Preferred Stock Certificate is registered on the (i) Corporation’s stock ledger or transfer books or [(ii) books and records of any agency specified in the Bylaws acting on behalf of the Corporation].

“Individual Optional Conversion Closing Date” has the meaning set forth in Section 6(b)(ii)(B).

“Individual Optional Conversion Right” has the meaning set forth in Section 6(b)(i).

“Law” means any applicable U.S federal or state law (including common law), statute, ordinance, rule, regulation, code, policy, directive, standard, license, treaty, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Authority.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required or authorized to be open in the State of New York.

“Liquidation Preference” means, at any date of determination and with respect to each outstanding share of the Convertible Preferred Stock, (a) $1,000 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Convertible Preferred Stock), plus (b) an amount equal to the amount that would have been determined, compounding on each Compounding Date, to be interest thereon at 7% per annum accumulating up to (but excluding) the date of any bankruptcy, liquidation, dissolution or winding up of the Corporation.

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“Mandatory Conversion Date” means February 9, 2023.

“Open of Business” shall mean 9:00 a.m. in the city of New York, New York.

“Optional Conversion Right” has the meaning set forth in Section 6(b)(i).

“Optional Conversion Window Period” means the first two Business Days of each month; provided that if the first Business Day in any given month is a Friday, then the Optional Conversion Window Period shall be the second and third Business Days of such month.

“Person” means any individual, corporation, limited liability company, partnership (including limited liability partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means the Prepackaged Chapter 11 Plan of Reorganization of the Company and Affiliate Co-Plan Proponents, dated November 6, 2017, as approved pursuant to the confirmation order, in accordance with Section 1129 of Title 11 of the United States Code, as amended, supplemented or otherwise modified from time to time (whether any such further amendment, supplement or other modification is effected through an amendment supplement or other modification to the Plan of Reorganization itself or through the confirmation order) in accordance with Title 11 of the United States Code.

“Plan Warrants” means the Series A Warrants and the Series B Warrants issued pursuant to the Plan.

“Preemptive Right Notice” has the meaning set forth in Section 8(c).

“Preferred Stock” has the meaning set forth in the preamble above.

“Pricing Event” at any time on or after the date that is one year after the Effective Date, the first date on which the volume weighted average price for the Common Stock, as reported in composite transactions for U.S. exchanges and automated quotation systems upon which the Common Stock may be listed or traded, exceeds one hundred fifty percent (150%) of the Conversion Price per share for at least 45 trading days in any 60-consecutive-trading-day period, including on each of the last 20 days in such 60-consecutive-trading-day period.

“Qualified Change of Control” means a Change of Control in which the consideration paid or payable per share of Common Stock exceeds the Conversion Price, determined as of (i) the record date for any solicitation relating to any merger, sale of assets or other Change of Control transaction in which the holders of Common Stock or Preferred Stock, or both, shall be solicited for a vote to authorize such transaction, (ii) the date of any written consent of holders of Common Stock or Preferred Stock, or both, if any such transaction shall be so authorized in lieu of a solicitation described in clause (i), or (iii) the first public announcement of any tender offer for shares of Common Stock or Preferred Stock, or both, which would result in a Change of Control.

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“Required Holders” means the holders of record of not less than 66-2/3rds of the Convertible Preferred Stock then outstanding.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to a Person, each other Person in which such Person owns, directly or indirectly, Equity Interests representing more than fifty percent (50%) of the outstanding Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“U.S.” means the United States of America.

(b) Interpretation. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The headings are for convenience only and will not be given effect in interpreting the terms of the Convertible Preferred Stock set forth herein. References herein to any Section shall be to a Section hereof unless otherwise specifically provided. References herein to any Law means such Law, including all rules and regulations promulgated under or implementing such Law, as amended from time to time and any successor Law unless otherwise specifically provided. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in the terms of the Convertible Preferred Stock, refer to the terms of the Convertible Preferred Stock as a whole and not to any particular provision or section. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Articles Supplementary. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The terms lease and license shall include sub-lease and sub-license, as applicable. All references to $, currency, monetary values and dollars set forth herein means U.S. dollars. When the terms of the Convertible Preferred Stock refer to a specific agreement or other document or a decision by anybody or Person that determines the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof will be provided free of charge to any stockholder who makes a request therefor. Unless expressly provided herein or the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

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3. Ranking. With respect to the:

(a) payment of dividends, the Convertible Preferred Stock shall rank pari passu with the Common Stock in all respects and whenever there shall be paid a dividend on one class of such stock, it shall be paid on the Common Stock and the Convertible Preferred Stock (and any other class, classes or series of stock which and to the extent, by the terms thereof, have the right to participate in such dividend); and

(b) distribution of assets upon, or in connection with, the liquidation, winding-up or dissolution of the Corporation, the Convertible Preferred Stock shall rank senior to the Common Stock with respect to the amount of the Liquidation Preference.

4. Voting; Convertible Preferred Directors.

(a) Voting. Except as otherwise required by law and subject to the Charter and Sections 8(a) and 10 hereof, each Holder shall be entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of Common Stock for their action or consideration. In any such vote, each share of Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Convertible Preferred Stock is then convertible pursuant to Section 6 herein. The total number of votes entitled to be cast with respect to each share of Convertible Preferred Stock shall be determined as of the record date for such vote or written or electronic consent.

(b) Preferred Stock Director Rights. The Corporation will (i) reimburse each Preferred Stock Director for expenses related to such Preferred Stock Director’s role or the performance of its duties as a director on the same basis as the other members of the Board of Directors, (ii) enter into customary indemnification agreements on the same terms as the indemnification agreements entered into between the Corporation and the other members of the Board of Directors, if any, and (iii) immediately include each Preferred Stock Director in all directors and officers liability insurance policies and endorsements.

5. Dividends. If the Corporation declares or pays dividends on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, the Holders shall be entitled to share in such dividends on a pro rata basis, as if their shares of Convertible Preferred Stock had been converted into shares of Common Stock pursuant to Section 6 immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends. Notwithstanding anything to the contrary herein, the Corporation may not declare or pay any dividend or make any other payment to the extent such dividend or other payment is not permitted by Law.

6. Conversion.

(a) Mandatory Conversion Upon a Conversion Event.

(i) On the third (3rd) Business Day after (but subject to the occurrence of) a Conversion Event (other than in respect of a Qualified Change of Control, in which case such shares be deemed converted: immediately prior to such event), all outstanding shares of the Convertible Preferred Stock automatically shall be converted into such number of fully paid and nonassesable

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shares of Common Stock as are determined pursuant to the next sentence of this Section (6)(a)(i); the Convertible Preferred Stock automatically shall be extinguished, cancelled and discharged for all purposes; and each Holder of shares of Convertible Preferred Stock shall cease to have any rights with respect to such Convertible Preferred Stock except the right to receive the Common Stock (and rights appurtenant thereto) into which such Convertible Preferred Stock has been converted upon compliance with the provisions described in Section 6(a)(iii) below (in each of the foregoing without the requirement for any further action on behalf of the Holders or the Corporation, and appropriate entries shall thereafter be made on the books and records of the Corporation). The aggregate number of shares of Common Stock to be issued by the Corporation for each share of Convertible Preferred Stock upon a Conversion Event shall be equal to (a) the aggregate number of shares of Convertible Preferred Stock outstanding multiplied by (b) the Conversion Multiple then in effect.

(ii) Promptly (and, in any event, no more than five (5) Business Days) following the occurrence of a Conversion Event, the Corporation shall publicly announce on a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended, or a press release or other form of publicly disseminated notice that all of the Convertible Preferred Stock has been converted into Common Stock at the Conversion Multiple then in effect.

(iii) Upon a Conversion Event, each Holder shall receive the shares of Common Stock to which it is entitled hereunder upon, to the extent such Holder’s Convertible Preferred Stock is certificated, surrender to the Corporation of the certificate(s) representing the shares of Convertible Preferred Stock held by it or, in the event the certificate(s) are lost, stolen or missing, a customary affidavit of loss and, in the sole discretion of the Corporation, an appropriate indemnification agreement in respect of such lost certificate(s). Upon (i) the surrender of such certificate(s), affidavit and indemnity, as applicable, and any customary accompanying materials requested by the Corporation (in each case, if relevant shares are certificated) or (ii) following the Conversion Event (if shares are uncertificated), the Corporation shall as promptly as practicable, but in any event within ten (10) Business Days thereafter, deliver to the relevant Holder a certificate, or evidence of share ownership if issued electronically, in such Holder’s name for the number of shares of Common Stock to which such Holder is entitled based on the number of shares of Convertible Preferred Stock so converted (or in the case of a Qualified Change of Control in which share of Common Stock is converted into other securities or property, the Company may deliver such other securities or property to which such Holder is entitled in lieu of delivering of Common Stock).

(b) Optional Conversion.

(i) At any time, and from time to time, prior to a Conversion Event but after the date hereof, (i) each Holder shall have the right (an “Individual Optional Conversion Right”), to convert all or any portion of such Holder’s Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and (ii) the Required Holders shall have the right (a “General Optional Conversion Right”, and together with the Individual Optional Conversion Right, an “Optional Conversion Right”) to convert all, but not less than all, of the Convertible Preferred Stock then outstanding for fully paid and nonassessable shares of Common Stock. The aggregate number of shares of Common Stock issuable by the Corporation for each share of Convertible Preferred Stock with respect to which an Optional Conversion Right is exercised shall be the product of (a) the aggregate number of shares of Convertible Preferred Stock being converted multiplied by (b) the Conversion Multiple.

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(ii) Implementation of Individual Optional Conversion Rights

(A) The Individual Optional Conversion Right shall be exercised by written notice to the Corporation given by a Holder exercising its Individual Conversion Right. Notice of the exercise of an Individual Optional Conversion Right (“Individual Optional Conversion Notice”) shall include a conversion notice executed by an authorized representative of the relevant Holder and such notice shall specify the number of shares of Convertible Preferred Stock being converted. Notwithstanding the foregoing, the Individual Optional Conversion Notice may only be given during the Optional Window Conversion Period.

(B) The Corporation’s conversion of Convertible Preferred Stock upon the exercise of an Individual Optional Conversion Right shall occur not later than the Close of Business on the date (the “Individual Optional Conversion Closing Date”) designated by the Corporation which is not later than five (5) Business Days after receipt of the related Individual Optional Conversion Notice, and shall be subject to the condition that the certificate(s) representing the Convertible Preferred Stock to be converted (if any) have been surrendered for conversion to the Corporation or, in the event such certificate(s) are lost, stolen or missing, a customary affidavit of loss and, in the sole discretion of the Corporation, an appropriate indemnification agreement in respect of such lost certificate(s). Promptly following any Individual Optional Conversion Closing Date, the Corporation shall deliver to the relevant Holder(s): (a) a certificate or certificates representing the number of shares of Common Stock issued by reason of such conversion, or evidence of share ownership if issued electronically, in such name or names and such denomination or denominations as such Holder has specified in the relevant Individual Optional Conversion Notice; and (b) if applicable, a certificate representing any Convertible Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in the Individual Optional Conversion Notice but which were not converted.

(iv) Implementation of the exercise of the General Optional Conversion Right.

(A) The General Optional Conversion Right shall be exercised by written notice to the Corporation given by the Required Holders. Notice of the exercise of a General Optional Conversion Right (“General Optional Conversion Notice”) shall include a conversion notice executed by an authorized representative of each Required Holder. On the third (3rd) Business Day after delivery to the Corporation of a General Optional Conversion Notice in respect of the exercise of the General Optional Conversion Right (such date, the “General Optional Conversion Closing Date”), all outstanding shares of the Convertible

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Preferred Stock automatically shall be converted into such number of fully paid and nonassessable shares of Common Stock as are determined pursuant to the last sentence of Section (6)(b)(i) above; the Convertible Preferred Stock automatically shall be extinguished, cancelled and discharged for all purposes and each Holder of shares of Convertible Preferred Stock shall cease to have any rights with respect to such Convertible Preferred Stock except the right to receive the Common Stock (and rights appurtenant thereto) into which such Convertible Preferred Stock has been converted (in each of the foregoing without the requirement for any further action on behalf of the Holders or the Corporation, and appropriate entries shall thereafter be made on the books and records of the Corporation). Notwithstanding the foregoing, the General Optional Conversion Right may only be exercised during the Optional Window Conversion Period.

(B) Promptly (and, in any event, no more than five (5) Business Days) following the occurrence of the exercise of the General Optional Conversion Right, the Corporation shall publicly announce on a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended, or a press release or other form of publicly disseminated notice, that all of the Convertible Preferred Stock has been converted into Common Stock at the Conversion Multiple then in effect.

(C) Upon the exercise of the General Optional Conversion Right, each Holder shall receive the shares of Common Stock to which it is entitled hereunder upon, to the extent such Holder’s Convertible Preferred Stock is certificated, surrender to the Corporation of the certificate(s) representing the shares of Convertible Preferred Stock held by it or, in the event the certificate(s) are lost, stolen or missing, a customary affidavit of loss and, in the sole discretion of the Corporation, an appropriate indemnification agreement in respect of such lost certificate(s). Upon (i) the surrender of such certificate(s), affidavit and indemnity, as applicable, and any customary accompanying materials requested by the Corporation (in each case, if relevant shares are certificated) or (ii) following the General Optional Conversion Closing Date (if relevant shares are uncertificated), the Corporation shall as promptly as practicable, but in any event within ten (10) Business Days thereafter, deliver to the relevant Holder a certificate, or evidence of share ownership if issued electronically, in such Holder’s name for the number of shares of Common Stock to which such Holder is entitled based on the number of shares of Convertible Preferred Stock so converted.

(c) General Conversion Provisions. The issuance of shares of Common Stock upon conversion of Convertible Preferred Stock shall be made without charge to the Holders for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of Convertible Preferred Stock, the Corporation shall take all such actions as are reasonably necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

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(d) Adjustment to Conversion Multiple and Conversion Price.

(i) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (1) (x) issue Common Stock as a dividend or distribution on Common Stock and the Holders are not issued such dividend or distribution or (y) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, (2) combine, consolidate or reclassify the outstanding Common Stock into a smaller number of shares or (3) issue to substantially all holders of Common Stock rights or warrants convertible into shares of Common Stock (each event described in clauses (1) through (3), an “Adjustment Event”), then (x) the Conversion Multiple in effect immediately prior to the Open of Business on the effective date of the Adjustment Event shall be adjusted to the number obtained by multiplying the Conversion Multiple in effect on such date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after the Open of Business on the Effective Date of such Adjustment Event (as if any rights or warrants described in the preceding clause (3) had been converted into shares of Common Stock), and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the Open of Business on the effective date of such Adjustment Event; and (y) the Conversion Price in effect immediately prior to the Open of Business on the effective date of the Adjustment Event shall be adjusted to the number obtained by multiplying the Conversion Price in effect on such date by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately after the Open of Business on the Effective Date of such Adjustment Event (as if any rights or warrants described in the preceding clause (3) had been converted into shares of Common Stock), and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the Open of Business on the effective date of such Adjustment Event.

(ii) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 6(d)(i)), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby each Holder shall have the right thereafter to convert each share of Convertible Preferred Stock held by it only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock into which a share of Convertible Preferred Stock would have been convertible immediately prior to the Business Combination or reclassification. The Corporation or the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s stock, as the case may be, shall make provisions in its charter or certificate or articles of incorporation or other constituent documents (each, a “Constituent Document”) to establish such rights and to ensure that the dividend, voting and other rights of the Holders established herein are unchanged. Such Constituent Documents or any amendment thereof in accordance with this paragraph shall contain terms as nearly equivalent as may be practicable to the terms of the Convertible Preferred Stock set forth herein, including adjustments, which, for events subsequent to the effective date of such Constituent Documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph.

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(iii) Statement Regarding Adjustments. Whenever the Conversion Multiple or Conversion Price shall be adjusted as provided in Section 6(d)(i), the Corporation shall forthwith send (or cause to be sent) to each Holder who so requests in writing a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Multiple or Conversion Price that shall be in effect after such adjustment.

(iv) No Adjustment. Notwithstanding anything to the contrary in this Section 6(d), no adjustment pursuant to this Section 6 shall be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any Plan Warrants or shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (B) above outstanding as of the Effective Date, including the Plan Warrants;

(D) solely for a change in the par value of the Common Stock or a change to no par value of the Common Stock; or

(E) for any change in or increase to the Liquidation Preference.

(v) Stockholder Rights Plan. If the Corporation has a stockholder rights plan in effect upon conversion of the Convertible Preferred Stock, each share of Common Stock issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. No adjustment shall be required in respect of the adoption of such a plan or the issuance of such rights thereunder. However, if, prior to any conversion of Convertible Preferred Stock, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate and Conversion Price shall be adjusted at the time of separation as if the Corporation distributed to all or substantially all holders of such rights to acquire Common Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(e) Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Convertible Preferred Stock. Instead the Corporation shall pay a cash adjustment to the holder of Convertible Preferred Stock being converted based upon the volume weighted average price for the Common Stock, as reported in composite transactions for U.S. exchanges and automated quotation systems upon which the Common Stock may be listed or traded, based on the five consecutive trading days ending the trading day immediately prior to the date of the Conversion Event, the Individual Optional Conversion Notice or the General Optional Conversion Notice, as applicable.

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7. Liquidation Preference. Upon any bankruptcy, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of each share of Convertible Preferred Stock, and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of the liabilities to the Corporation’s creditors and before any payment or distribution is made to holders of Common Stock, the greater of (a) the Liquidation Preference and (b) the amount of consideration per share to be paid to the holders of Common Stock, as if such Holder’s shares of Convertible Preferred Stock had been converted into shares of Common Stock pursuant to Section 6 immediately prior to the bankruptcy, liquidation, dissolution or winding up of the Corporation. Except to the extent provided in clause (b) of the preceding sentence, the Holders of Convertible Preferred Stock shall have no right to participate in any such distribution or payment to holders of Common Stock.

8. Covenants.

(a) Anti-Layering. Without the consent of the Required Holders, the Corporation shall not issue any new Equity Interests, reclassify any existing Equity Interest into or issue any Equity Interests convertible into Equity Interests (i) with a ranking senior to or pari passu with the Convertible Preferred Stock with respect to the distribution of assets upon, or in connection with, the sale, liquidation, winding-up or dissolution of the Corporation or (ii) with a ranking senior to or pari passu with the Convertible Preferred Stock with respect to the payment of dividends. Notwithstanding clause (ii) of the foregoing sentence, nothing in this Section 8(a) shall limit the Corporation’s rights to issue Common Stock, reclassify any Equity Interests (other than Convertible Preferred Stock) into Common Stock, or issue Equity Interests convertible into Common Stock with such rights as to dividends as are set forth in the Charter and this Articles Supplementary.

(b) Reservation of Common Stock. The Corporation shall, at all times when any shares of Convertible Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued shares of stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Convertible Preferred Stock pursuant to Section 6 hereof, taking into account any adjustment to such number of shares so issuable in accordance with Section 6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable Law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its stock in any manner which would prevent the timely conversion of the shares of Convertible Preferred Stock.

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(c) Limited Preemptive Rights. In the event that the Corporation proposes to issue additional shares of Common Stock or other Equity Interests convertible into Common Stock (“Additional Shares”) in an offering intended to be a “private placement” (as such term is used in the securities laws), the Corporation shall deliver written notice to each beneficial owner of Convertible Preferred Stock (the “Preemptive Right Notice”), who has within the preceding 12 month period provided the Corporation with appropriate and customary evidence for the type of transaction contemplated of such Holder’s status as a Qualified Holder (as hereinafter defined) contact information and which notice shall specify the number of Additional Shares to be issued. The Corporation shall use its reasonable efforts to make inquiry of any such Holder who previously has provided such information (at the contact information the Holder provided), at approximately 12 month intervals, requesting updated information regarding such matters. Each Holder that is an “accredited investor”, “qualified institutional buyer” or non-U.S. Person (as such terms are defined in Rules 144 and 144A or Regulation S under the Securities Act)) (each such Holder a “Qualified Holder”) shall have a preemptive right to purchase its pro rata share of such Additional Shares, determined by multiplying (i) the total number of Additional Shares to be issued by (ii) a fraction, the numerator of which is the number of shares of Convertible Preferred Stock then owned by such Holder (and as to which, it has provided reasonably satisfactory evidence of such ownership to the Corporation if requested) and the denominator of which is the number of shares of Convertible Preferred Stock then outstanding, by delivering, within ten (10) business days of receipt of the Preemptive Right Notice, written notice to the Corporation of its exercise of its preemptive right hereunder (the “Exercise Notice”) and, if requested by the Corporation, any customary evidence for the type of transaction contemplated. The foregoing right shall not apply to: (i) securities described in Section 6(d)(iv) or (v), (ii) securities issued pursuant to any pro rata stock split, dividend or recapitalization approved by the Board of Directors, (iii) securities issued relating to debt financings (including convertible debt instruments), (iv) securities issued in a merger or consolidation or to the counterparty of the underlying transaction in connection with acquisitions, joint ventures or strategic marketing or supplier agreements approved by the Board of Directors, (v) intercompany loans or securities issued to the Corporation or its subsidiaries, (vi) securities issued in connection with equipment financing, and (vii) securities issued in a public offering. In addition, and notwithstanding anything to the contrary herein, the Corporation’s obligations under this Section 8(d) shall apply only if the Corporation reasonably determines that a private placement offering exemption exists in reliance upon customary procedures for the issuance of stock in any offering of equity upon exercise of the rights set forth in this section and in no event shall the Corporation be required to structure any equity offering in a manner that would be so exempt if the Board of Directors has determined to make a public offering of securities.

9. Redemption. The Convertible Preferred Stock is not subject to mandatory redemption by the Corporation.

10. Transfer Restrictions. The Convertible Preferred Stock shall be subject to the restrictions on transferability set forth in the Charter.

11. Amendments and Waivers. No amendment, modification, termination or waiver of, or consent to any departure by the Corporation from any provision of the Charter, including the terms of the Convertible Preferred Stock set forth herein, or the Bylaws (in each case, by merger, consolidation or otherwise) that would alter or change the rights, preferences or privileges of the Convertible Preferred Stock so as to affect it adversely or that would increase or decrease the total number of authorized or issued shares of the Convertible Preferred Stock or any other class or series of stock of the Corporation ranking senior to, or on parity with, the Convertible Preferred Stock will be effective without the written consent of the Required Holders.

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12. Rights and Remedies of Holders.

(a) The various provisions set forth herein are for the benefit of the Holders (or beneficial owners) and shall be enforceable by them, including by one or more actions for specific performance.

(b) Except as expressly set forth herein, all remedies available under the terms of the Convertible Preferred Stock set forth herein, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder (or beneficial owner) of the Convertible Preferred Stock of a particular remedy will not preclude the exercise of any other remedy.

13. Notice.

(a) Any notice or other communication required or permitted to be delivered under this Articles Supplementary will be in writing and delivered by (i) email (subject to confirmation of receipt) or (ii) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Corporation and, with respect to the Corporation, to its principal executive office (attention: Secretary) which as of the date hereof is:

Ditech Holding Corporation

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Fax No.: (813) 281-5635

Attention: General Counsel

(b) Notice or other communication pursuant to Section 13(a) will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day.

14. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by or invalid under applicable Law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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